LICENSE AGREEMENT

This Agreement, effective as of the date of last execution, by and between Ultra-Scan Corporation, having its principal place of business at 4240 Ridge Lea Road, Suite 10, Amherst, New York 14226 ("Ultra-Scan"), and Infinite Group, Inc., having a place of business at 595 Blossom Road, Suite 309, Rochester, New York 14610 (IGI).

RECITALS:

Ultra-Scan has developed unique technology related to the capture, mapping and matching of ultrasonic images of human fingerprints for biometric identification purposes.

Ultra-Scan possesses valuable proprietary information pertaining to the design, operation, integration and manufacture of ultrasonic imaging devices and systems.

Ultra-Scan has obtained patent coverage for ultrasonic biometric imaging devices, fingerprint image matching software, related hardware, software and other technology, and owns additional patent applications in the U.S. and other countries.

Ultra-Scan, as part of its business, wishes to grant to IGI a license in accordance with and subject to the terms of this Agreement.

IGI is a systems integrator and developer of secure communication and other electronic systems for commercial and governmental operations.

IGI wishes to promote and provide Ultra-Scan's unique ultrasonic biometric technology to IGI's present and future customers for live-scan identification purposes.

IGI wishes to perform certain systems integration services for its current and potential future customers in relation to Ultra-Scan Technology.

For these reasons IGI wishes to obtain from Ultra-Scan license rights in accordance with and subject to the terms of this Agreement.

Therefore, Ultra-Scan and IGI agree follows:

1.0   DEFINITIONS:

As used in this Agreement:

1.1 "Licensed Patents" means U.S. Patents Numbers 5,524,174; 5,456,256; 5,587,533; 5,647,364; 5,689,576; 5,935,071 and 6,296,610 ("174 Patent", "256
Patent", "533 Patent", "364 Patent", "576 Patent", "071 Patent" and "610 Patent") relating to ultrasonic biometric imaging and identification, any patent anywhere in the world that relies on the `174 Patent, `256 Patent, `533 Patent, `364 Patent, `576 Patent, `071 Patent or the `610 Patent for priority, any patent issuing on any such application, and any reissue, reexamination, or extension of any such patent.

1.2 "Licensed Trademarks" means the trademarks and servicemarks Ultra-Scan(R), ID ExpressTM, ID Express DeveloperTM, and True Identity BiometricsTM, which are


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used on or in connection with products embodying Ultra-Scan Technology,  as well as any additional U.S. or foreign trademarks or servicemarks obtained by Ultra-Scan.

1.3 "AFIS" means an Automated Fingerprint Identification System.

1.4 "DLL" (Dynamic Link Library) means software for processing plain impression fingerprint images. They are primary level software routines, which are a separate but embedded component of an AFIS. DLLs do not include source code.

1.5 "ID Express Developer" means an Automated Fingerprint Identification System that is proprietary to Ultra-Scan. It consists of a plurality of DLLs and application software, but does not include source code.

1.6 "IV & V" means independent verification and validation, a process of analyzing actual performance data for a Licensed System to assess the fingerprint identification process performance, determine error rates and causes and identify potential measures available to improve system efficiency and/or accuracy.

1.7  "Licensed  System,"  means  Ultra-Scan  biometric   components   comprising
ultrasonic imaging stations and associated hardware and fingerprint processing and matching software.

1.8 "End User" means any bona fide customer of IGI who purchases, rents, leases, or otherwise obtains any Licensed System.

1.9 "Third Party System Integrators" means those entities, if any, who have been selected by IGI and trained and approved by Ultra-Scan, that IGI utilizes for the integration, installation and/or service and support of Licensed Systems.

1.10 "Ultra-Scan Technology" means all information possessed by Ultra-Scan including trade secrets and know-how relating to the design and/or production of ultrasonic scanning devices, fingerprint image capture, processing and matching software and associated DLLs.

1.11  "Licensed Territory" means the continental United States.

1.12 "Licensed Field" means those governmental and/or commercial entities requiring live-scan biometric identification of individuals for various purposes relating to airports.

1.13 "Information" means: (a) information previously or subsequently shared between the Parties that derives independent economic value from not being generally known to others who could gain economic benefit from its use or disclosure, and (b) any such information, whether by electronic transfer or physical embodiment, of specifications, drawings, engineering materials, work papers, analyses, compilations, projections, studies or documents. It does not include any information which (a) is already known to the public prior to disclosure; or (b) is subsequently made known to the public without any violation of this Agreement; or (c) is rightfully received by a Party from a third party without similar restriction and without breach of this Agreement; or
(d) is independently developed; or (e) is required to be disclosed pursuant to a court order; or (f) is subject to disclosure in accordance with applicable securities laws, as reasonably determined by either party on advice of counsel.


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2.0   WARRANTIES:

2.1 Each Party warrants that it has the right to enter into this Agreement, and further warrants that the making of this Agreement does not violate any agreement existing between it and any other person or entity.

2.2 Ultra-Scan warrants that it has the right to license the Licensed Systems, Licensed Patents and Licensed Trademarks.

2.3 Ultra-Scan warrants that the Licensed Systems supplied by Ultra-Scan will be free from defects in workmanship and material, and will meet the required product specifications at the time of delivery.

2.4 Ultra-Scan Corporation warrants its products to be free from defects in materials and workmanship under normal use for a period of ninety (90) days for software and one (1) year for hardware, beginning on the original date of installation. Service including replacement or repair of hardware items at the discretion of Ultra-Scan will be performed during this warranty period by Ultra-Scan, directly or indirectly, at Ultra-Scan's expense.

2.5 THE WARRANTIES SET FORTH ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

3.0   GRANT:

Subject to the terms set forth in this  Agreement,  Ultra-Scan  hereby grants to
IGI:

3.1 A non-exclusive, royalty bearing license, without the right to sublicense, to use, sell and offer to sell the Licensed Systems, within the Licensed Field, in the Licensed Territory for the term of this Agreement.

3.2 A non-exclusive license to obtain and use Ultra-Scan Technology.

3.3 A non-exclusive license to use the Licensed Trademarks in relation to the Licensed Systems in accordance with the guidelines provided by Ultra-Scan.

3.4 This Agreement does not transfer to IGI any rights of, or claims to, ownership in the Licensed Patents, Licensed Trademarks or Ultra-Scan Technology.

4.0   PAYMENTS:

4.1 IGI agrees to pay to Ultra-Scan a nonrefundable license fee of ten thousand dollars ($10,000USD) for the license granted by this Agreement and for a software developer's kit which shall include one (1) ultrasonic fingerprint reader. Additional readers may be purchased by IGI at a price to be determined.

4.2 IGI agrees to pay to Ultra-Scan a recurring fee to be negotiated in good faith by the parties in response to the specific conditions provided by each potential project. Nothing in this Agreement shall require IGI to enter into a transaction-based compensation arrangement with any End User.


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4.3 Notwithstanding  paragraph 4.2 above, the Parties agree to negotiate in good faith a fee structure for any projects requiring a Licensed System, but for which the fees in paragraph 4.2 are not appropriate. Such negotiations will include initial and/or recurring fees for that project, and will be memorialized in an addendum to this Agreement and signed by both Parties.

4.4 In the event that  negotiations  are undertaken in accordance with paragraph
4.3 above and the resultant fee structure does not include provisions for maintenance of software and hardware beyond the warranty period, the Parties agree that Ultra-Scan will require an annual fee for extended warranty support, and that such an extended warranty may be offered by Ultra-Scan directly to the End User.

4.5 Payment terms are net thirty (30) days from invoice date, subject to late fees of 1.5% per month

5.0   REQUIREMENTS:

5.1 In order to assure prompt resolution of End User business process issues, IGI agrees to act as primary system service and support provider and first point of contact for End Users for all requests for service or maintenance, and to provide on site or call center service to:

      a) Identify the type of failure and determine whether the source of the reported failure in the system is related to the Licensed System hardware or software, or elsewhere in the applications system, a telecom deficiency, operator error or other; and/or

      b) Take direct action to correct the deficiency or recommend End User action to correct the deficiency; and/or

      c) Coordinate directly with Ultra-Scan or in conference with both the End User and Ultra-Scan to identify symptom(s) and source(s) of malfunction or anomaly and develop a plan for necessary corrective action, including execution of Ultra-Scan's depot level warranty and product service support support.

5.2 IGI agrees to send appropriate employees to Ultra-Scan's Amherst, NY, facilities to receive Ultra-Scan systems training. Ultra-Scan agrees to provide training and documentation to IGI personnel to assist IGI in the integration and installation of Licensed Systems and IGI's direct service and support for End Users.

5.3 Ultra-Scan agrees to provide direct, on site support to IGI and/or End Users for purposes of installation, training, IV&V service and troubleshooting and maintenance support only as specified in an individual project quotation and/or separately agreed to in writing.

5.4 The Parties agree that for purposes of quality control and proper operation, Licensed Systems may only be proposed, sold or installed as complete ultrasound biometric systems. No elements or components may be added to, or deleted from, any Licensed System without prior written approval by Ultra-Scan.

5.5 The Parties agree that for purposes of quality control and proper operation, Ultra-Scan shall retain the right to approve or disapprove the integration of Licensed Systems with any other biometric system or components. Such approval will not be unreasonably withheld. This right of approval shall include systems that are to be installed for demonstration or promotional purposes.


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5.6 IGI  agrees to include in each  contract  between  IGI and an End User for a
Licensed System, provisions granting Ultra-Scan the right to inspect and test each installed Licensed System at the expense and discretion of Ultra-Scan. Both parties agree that exceptions will be granted where certain customers may have special security requirements that inhibit or prevent such access.

5.7 The Parties agree that Ultra-Scan shall perform IV & V services after each system has been operational for a length of time to be determined. These services will be provided at a rate to be negotiated in good faith by the Parties. Said negotiated rates will be recorded in a signed addendum and incorporated herein by this reference.

5.8 IGI is authorized and required to grant each End-User the license attached hereto as Appendix A, with no additions or deletions thereto, and obtain affirmative acceptance of said license's terms and conditions.

5.9 The parties agree that any or all of the requirements set forth in paragraphs 5.1 through 5.8 above may be replaced by such other agreed-upon terms as may be appropriate to the special needs, status and/or security circumstances of some projects.

6.0   TERM AND TERMINATION:

6.1 The term of this Agreement is two (2) years beginning on the date of last execution. This Agreement will be renewed for successive two (2) year periods at the end of this term unless either Party provides written notice to the other Party of intent not to renew. Such notice must be given at least ninety (90) days prior to the then-current termination date. Duties and obligations that survive such termination are detailed in paragraph 6.2 below.

6.2 Upon any termination of this Agreement becoming effective, IGI will be relieved of all duties and obligations hereunder except for the obligation to pay to Ultra-Scan any fees accrued and unpaid up to that time, or that subsequently become due. Any fees as required by paragraphs 4.2 through 4.4 above shall be due for each installed Licensed System so long as it remains installed, and the need to pay such fees shall survive this Agreement.

6.3 Either Party may terminate this Agreement for a material breach by the other Party of the provisions hereof. Termination shall be effective thirty (30) days after written notice to the other Party, if the breach has not been remedied during that period. Failure to make timely payments of any fees due to Ultra-Scan will constitute a material breach. The right of Ultra-Scan or IGI to terminate under the provisions of this Article shall not be an exclusive remedy.

7. 0  MARKINGS & USAGE:

7.1 IGI agrees to use the Licensed Trademarks in relation to all products and systems utilizing Ultra-Scan Technology in a manner that acknowledges the participation and contribution by Ultra-Scan. Such use shall be in accordance with standards, specifications, and instructions approved by Ultra-Scan.

7.2 Each Party agrees not to do or fail to do anything that will impair the rights of the other Party in that Party's trademarks or trade names. Each Party


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acknowledges  that it does not  acquire  any  ownership  rights  or title to the trademarks or trade names of the other Party through this license.

8.0   ASSIGNMENT

8.1 This Agreement has been entered into by Ultra-Scan in reliance on the particular qualifications of IGI and is personal to IGI. IGI may not assign this Agreement or any of the licenses or rights granted herein. Any attempt by IGI to assign this Agreement shall be considered an express condition subsequent that will result in the immediate revocation of this Agreement. Notwithstanding the foregoing, this Agreement and any of the licenses or rights granted herein may be assigned to any entity that controls, is controlled by or is under common control with IGI.

8.2 The license granted in this Agreement shall be binding upon any IGI successor.

8.3 The license granted in this Agreement shall be binding upon any successor of Ultra-Scan who holds ownership or control of the Licensed Patents and Licensed Trademarks.

8.4 Ultra-Scan may assign, pledge, or encumber its monetary rights under this Agreement.

9.0   INFRINGEMENT AND INDEMNIFICATION:

9.1 IGI agrees to notify Ultra-Scan of any third party that IGI believes may be infringing a Licensed Patent and/or a Licensed Trademark and agrees to provide to Ultra-Scan any information IGI has in support of such belief. Ultra-Scan shall have the right, but not the obligation, to use such information in an infringement action against such third party. IGI agrees to cooperate with Ultra-Scan in any action for infringement of a Licensed Patent and/or a Licensed Trademark brought by Ultra-Scan, and Ultra-Scan agrees to reimburse IGI for all reasonable costs incurred by providing such requested cooperation.

9.2 The Parties agree to each indemnify, defend and hold harmless the other Party, its directors, shareholders, officers, agents employees, successors and assigns from and against any and all liabilities, obligations and costs of whatever nature arising from or related in any way to any negligent act or omission by a Party, or to any breach of this Agreement.

9.3 In no event will either Party be responsible for any incidental, consequential, indirect, special punitive or exemplary damages of any kind, including, without limitation, any damages for lost goodwill, lost profits, lost business or other indirect economic damages including injury to property, whether such claim is based on contract, tort or other legal theory, as a result of a breach of any warranty or any other term of this Agreement, and regardless of whether a Party was advised or had reason to know the possibility of such damages in advance.

10.0  CONFIDENTIALITY/NONCIRCUMVENTION:

10.1 The Parties agree that all terms and conditions of this Agreement and any other business agreements of the Parties are proprietary and confidential.


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10.2 The Parties  agree to keep the  Information  they  receive  from each other confidential at all times and agree not to disclose the Information, in whole or in part, to any third party without the prior written consent of the other
Party.  The  Parties  agree  to  inform  their   respective   employees  of  the
confidential nature of the Information and to obtain their agreement to be bound by the terms of this Agreement.

10.3 The obligation to protect any confidential information that may have been received during the term of this Agreement shall survive the Agreement.

10.4 Information deemed confidential may be disclosed by either Party in response to an order by a court or other regulatory agency having jurisdiction over either Party as may be required the rules or regulations of said agency, or upon advice of counsel. Disclosure may also be made in any legal proceeding brought to enforce the rights of either Party under this Agreement. In the event any such disclosure is required, the disclosing Party will provide the other Party with adequate advance notice to allow such Party sufficient time to seek court protection for such Information. 10.5 Ultra-Scan agrees that it will not, directly or indirectly, solicit or accept any business from any source (including any subsidiary or affiliate of such source) that is first made available to Ultra-Scan by IGI without the express written consent of IGI, and that it will follow the reasonable directions of IGI with respect to any contact and/or communication with any such source. IGI agrees that Ultra-Scan shall have the right to participate in the preparation of any proposals or bids to End Users, to include input on pricing methods and levels for each project.

11.0  INTELLECTUAL PROPERTY:

11.1 The Parties agree that Ultra-Scan will have sole and exclusive ownership of all rights in the Ultra-Scan Technology, including, without limitation, the Ultra-Scan hardware and software products and all enhancements thereto. In the event IGI or any of its agents creates, develops or suggests any enhancements to the Ultra-Scan Technology, IGI hereby assigns and agrees to assign such enhancements to Ultra-Scan; provided that Ultra-Scan grants to IGI a nonexclusive license to use such enhancements. Any proprietary application software developed by IGI in accordance with the terms of this license is excluded from the requirements of this paragraph.

11.2 The parties agree that the gray-scale images of fingerprints, as stored in the applicable database, but without any identifying data, shall be the property of Ultra-Scan, to be used for IV & V analysis and other internal uses within Ultra-Scan.

12.0  MISCELLANEOUS:

12.1 This Agreement constitutes the entire agreement and understanding of the parties with regard to the subject matter hereof and merges and supersedes all prior discussions, negotiations, understandings, and agreements between the Parties.

12.2 Notices and other communications between the Parties shall be deemed to be validly given when transmitted by certified or registered mail, overnight delivery service, facsimile or personal delivery to the other Party.


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12.3  Ultra-Scan  agrees  to  provide  IGI  employees  and  Third  Party  System
Integrators appropriate training on Ultra-Scan systems and application at the Ultra-Scan facilities in Amherst, NY, at no charge to IGI. IGI will be responsible for all travel and incidental expenses incurred by IGI or Third Party personnel in connection with such training.

12.4 The Parties agree that any controversies arising under this Agreement shall be presented before the State Courts for the State of New York, or the Federal District Court for the Western District of New York. Ultra-Scan and IGI hereby submit themselves to the personal jurisdiction of such courts in connection with any such proceedings, and agree to accept service of process by mail. This clause shall not prevent either Party from seeking remedies from the International Trade Council in Washington, D.C.

12.5 The Parties agree that this Agreement shall be governed by the laws of the State of New York exclusively, both substantive and procedural (without regard to its choice of laws provisions) and of the United States.

12.6 The Parties agree that this Agreement is severable as to any word or provision that is held to be unenforceable, but not the provisions in paragraphs
4.2 through 4.5, which are so fundamental to this Agreement that the severance of either of them will automatically terminate this Agreement.

12.7 This Agreement may not be modified, discharged or amended except by a writing signed by both Parties, however, the Parties agree to make such modifications or amendments in response to reasonable End User requirements that are acceptable to both Parties. Such acceptance shall not be unreasonably withheld.

12.8 All shipments from Ultra-Scan, whether shipped as new products, warranty replacements or service, or software upgrades shall be made FOB Buffalo, NY per U.C.C. 2-319.

12.9 Ultra-Scan and IGI will prepare a press release to be released jointly as soon as practicable after the execution of this Agreement. No other press releases relating to this Agreement or the subject matter herein will be made by either Party without the prior written consent of the other Party.

In witness whereof, the parties have executed this Agreement in duplicate:

Ultra-Scan Corporation                    Infinite Group, Inc.



By: _______________________________       By: ________________________________

R. Terren Dunlap, CEO                     Michael S. Smith, President and CEO

Date: _____________________________       Date: _____________________________




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